Exhibit 10.11

NOVATION AGREEMENT

THIS NOVATION AGREEMENT (this “Agreement”) is entered into as of July 18, 2001,

BY AND AMONG:

The International Telecommunications Satellite Organization (“INTELSAT”), an international organization established by the Agreement Relating to the International Telecommunication Satellite Organization (the “INTELSAT Agreement”) and the Operating Agreement relating thereto, done at Washington, D.C., on 20 August 1971, with offices located in Washington, D.C., U.S.A.,

and

Intelsat U.K., Ltd., a company incorporated under the laws of England and Wales (the “Company”),

and

Teleglobe Inc. (the “Customer”), incorporated in Montréal, and having an office and place of business at

1000 rue de La Gauchetière ouest, Montréal, Québec, Canada

(collectively, sometimes hereinafter referred to as the “Contracting Parties”).

WHEREAS:

1.                                       The INTELSAT Assembly of Parties under the INTELSAT Agreement, Meeting of Signatories and Board of Governors have taken certain decisions in order to provide for the restructuring of INTELSAT by means of the transfer of substantially all of the assets and liabilities of INTELSAT to Intelsat, Ltd. or its subsidiaries (the “Privatization”) upon satisfaction of certain conditions precedent which are set forth in the Restructuring Agreement (as defined herein).

2.                                       In accordance with the Restructuring Agreement, the Contracting Parties desire to release and discharge INTELSAT from its contractual obligations to the Customer and novate such obligations from INTELSAT to the Company.

3.                                       The Company and INTELSAT desire that the Customer continue its current service commitments made to INTELSAT, and to transfer such commitments to the Company as part of the Privatization, without renegotiating the terms and conditions of such commitments individually prior to the Closing Date.

4.                                       In order to facilitate the timely closing of the Privatization, the Customer is willing to continue such commitments and to transfer them to the Company without renegotiation of each individual commitment subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Contracting Parties hereto enter into the following AGREEMENT:

1.                                      Definitions

1.1.                              In this Agreement, unless the context otherwise requires:

Closing shall have the meaning ascribed to it in the Restructuring Agreement and shall refer to the date of Privatization of INTELSAT.

Closing Date shall have the meaning ascribed to it in the Restructuring Agreement.

Contract shall mean each service agreement or arrangement described in Attachment 1 hereto, as supplemented pursuant to the provisions of Section 3 hereof.

LCO Service Contract shall have the meaning ascribed to it in Attachment 3 hereto.

Lifeline Connectivity Obligation (LCO) shall have the meaning ascribed to it in Attachment 3 hereto.

Effective Date shall have the meaning ascribed to it in the Restructuring Agreement.

Novated Contract shall mean a Contract which has been novated pursuant to the terms of this Agreement.

Restructuring Agreement shall mean the agreement among, inter alia, INTELSAT, its Signatories and Investing Entities which are a party thereto defining the conditions precedent to and transactions necessary for the restructuring of INTELSAT and which will be effective as of the “Effective Date” which is described therein.

Satellite shall mean an object located or intended to be located beyond the earth’s atmosphere that is used for radio communications.

Satellite Capacity shall mean capacity provided by the Company on any Satellite in connection with the provision of services.

Space Segment shall mean the Satellites in orbit, and all other related infrastructure owned, leased or operated by or on behalf of the Company to support the operation of the Satellites.

Terms and Conditions shall mean the terms and conditions for all Novated Contracts as set forth in Attachment 2 hereto.

1.2.                              All other defined words and terms shall have the same meanings as those ascribed to them in the Restructuring Agreement.

2.                                      Novation

2.1.                              The effective date of this Agreement will be the Effective Date.

2.2.                              For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Contracting Parties hereby agree that with automatic effect from Closing in respect of each Contract, without any further action by or consent of any Contracting Party hereto:

(a)                                  INTELSAT shall cease to be a party to each Contract and the Company shall become a party to each such Contract in place of INTELSAT;

(b)                                 the Company undertakes to the Customer to accept, observe, perform and discharge all liabilities and obligations of INTELSAT, howsoever arising under each Contract, in substitution for and to the same extent as INTELSAT, whether arising on, before or after the date of this Agreement as if the Company had at all times been a party to each Contract;

(c)                                  the Customer accepts the substitution of the Company in place of INTELSAT and agrees that the Company may exercise and enjoy all of the rights of INTELSAT arising under each Contract, in substitution for and to the same extent as INTELSAT, whether arising on, before or after the date of this Agreement as if the Company had at all times been a party to each Contract;

(d)                                 the Customer absolutely and irrevocably hereby releases and discharges INTELSAT from all claims and demands, and from each of its liabilities and obligations, howsoever arising under each Contract;

(e)                                  the Customer and the Company each represents and warrants to the other, as of the Closing Date that: (1) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; (2) this Agreement constitutes its legal, valid and binding obligations; (3) it has obtained all applicable clearances, licenses, consents and approvals required to be obtained by it that are necessary to perform its obligations under this Agreement; (4) to its knowledge, it is in compliance with, and the performance of its obligations hereunder will not violate or conflict with, any applicable law or regulation of any jurisdiction to which it is subject; and

(f)                                    the Customer recognizes that any equipment or other property currently provided to the Customer by INTELSAT shall become the property of Intelsat, Ltd. or it subsidiaries upon Closing and the Customer’s rights in respect of such property shall be the same as prior to Closing.

3.                                      Amendment of Service Agreements

The Contracting Parties hereby acknowledge and agree that the services provided by INTELSAT, and to be provided by the Company from and after the Closing, to the Customer are the Contracts set forth in Attachment 1 hereto.

Attachment 1 may be supplemented by electronic or other means of delivery (i.e., via e-mail, fax, etc.) by the Company, within 30 days after the Closing, of a supplement to Attachment 1 to Customer to list any amendments, additions or deletions to the Contracts set forth in such Attachment agreed to between the date of execution of this Agreement and the Closing Date. Such supplement to Attachment 1 shall be deemed to be attached hereto and shall supplement Attachment 1 as of the Closing Date. If the Customer does not believe that such supplement is accurate, it shall notify the Company within 30 days of the Customer’s receipt of such supplement and such supplement shall be modified as agreed between the Company and the Customer, effective as of the Closing Date.

The Customer hereby appoints the Company as its agent solely for the purpose of so supplementing such Attachment in accordance with the preceding paragraph.

The Contracting Parties hereby acknowledge and agree that from and after the Closing, without any further action by or consent of any of the Contracting Parties hereto, such Novated Contracts will be provided according to the Terms and Conditions. As of the Closing, this Agreement, including the Terms and Conditions, shall amend and supercede in their entirety all other previous agreements, arrangements and understandings between the Contracting Parties, whether written or oral, relating to the provision of such services to the Customer.

4.                                      Migration to New Service Orders

4.1.                              A Customer shall have the right to request the Company to renegotiate in order to amend, modify or supplement any of the Terms and Conditions applicable to some or all of its Novated Contracts. Any such amendment, modification or supplement (other than an amendment or modification which, pursuant to Part I — Section 9.2 of the Terms and Conditions, will not result in the loss of the protection provided to the Customer (the “MFC Protection”) pursuant to Part I — Section 9 “Most Favored Customer (MFC)” of the Terms and Conditions) shall be referred to herein as “migrating” such Novated Contracts.

4.2.                              If a Customer notifies the Company that it wishes to migrate some or all of its Novated Contracts, then the Company and the Customer agree to engage in good faith negotiations regarding such new terms and conditions to apply to such Novated Contracts.

4.3.                              All terms and conditions for such Novated Contracts that are migrated to new terms and conditions require the mutual written agreement of the Company and the Customer (and any other applicable customer participating in such Novated Contracts) before the new terms and conditions can be effective.

5.                                      Further Assurance

Each of the Contracting Parties agrees to cooperate at all times from and after the date hereof and to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further agreements, releases, notifications and other documents, as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to the transactions contemplated by this Agreement.

6.                                      Counterparts

This Agreement may be executed in any number of counterparts and by the Contracting Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

7.                                      Binding Effect; Assigns

This Agreement shall be binding upon, and shall inure to the benefit of, the Contracting Parties hereto and their respective successors and permitted assigns. Any breach of any of the Terms and Conditions with respect to any Novated Contract will not invalidate or otherwise affect the novation of the Contracts pursuant to this Agreement.

8.                                      Entire Agreement

This Agreement constitutes the entire agreement and understanding of the Contracting Parties hereto with respect to the subject matter hereof and supersedes all other agreements and understandings of the Contracting Parties hereto or thereto, whether written or oral.

9.                                      Governing Law

This Agreement and the relationship between the Contracting Parties shall be governed by and construed in accordance with the laws of the District of Columbia, U.S.A. and the Contracting Parties hereby submit to the exclusive jurisdiction of the District of Columbia courts or any United States Federal Court sitting in the District of Columbia.

10.                               Service of Process

INTELSAT and the Company each hereby appoints CT Corporation, 1025 Vermont Avenue, N.W., Washington, D.C. 20005, and the Customer agrees to appoint an agent for service of process within 30 days of execution of this Agreement and shall notify INTELSAT and the Company promptly of the name and address of such agent, in each case as its authorized agent upon which process may be served in any action arising out of or relating to this Agreement which may be instituted in any District of Columbia court by INTELSAT, the Company or the Customer, as applicable.

11.                               Waiver

Each of INTELSAT, the Company and the Customer hereby agrees that it shall not, directly or indirectly, in any way challenge or question the validity or enforceability of this Agreement or any of the transactions contemplated hereby, including without limitation asserting any claim whatsoever that this Agreement or any provision hereof or transactions contemplated hereby conflicts with or constitutes a breach of the INTELSAT Agreement or the Operating Agreement or any claim questioning or challenging rapid implementation or provisional application of any amendment to the INTELSAT Agreement or the Operating Agreement.

12.                               Miscellaneous

12.1.                        Amendment:  Except as provided in Section 3, with respect to Attachment 1, this Agreement may only be amended (a) to correct any errors or inconsistencies herein, (b) to incorporate any amendments which are also made to each other novation agreement relating to services provided by INTELSAT that are effective as of the Closing Date, (c) to migrate services, as contemplated by Section 4 hereof, or (d) to make any modification to the Terms and Conditions which, pursuant to Part I — Section 9.2 of the Terms and Conditions, will not result in the loss of the MFC Protection, and in each case only if such amendment is in writing and signed by the Contracting Parties hereto; provided that an amendment to the Terms and Conditions will not require the consent of INTELSAT.

12.2.                        Notices:  Any notice served under this Agreement shall be in writing and shall be given by any two (2) of the following methods: hand, fax, international courier (such as TNT, DHL or Federal Express) or certified or registered mail to the fax number or address specified in Schedule 1 hereto for each Contracting Party, or such other address or fax number as may be notified by any Contracting Party in writing to the other Contracting Parties. A notice will be deemed to have been received on the calendar day following the transmission of the notice by fax, the day that it is delivered to the applicable address by hand or international courier or fifteen (15) calendar days after it has been dispatched by certified or registered mail.

IN WITNESS WHEREOF, the Contracting Parties hereto have executed or caused to be executed this Agreement as of the date first written above.

THE INTERNATIONAL TELECOMMUNICATIONS SATELLITE ORGANIZATION (“INTELSAT”)

By:

Printed Name:	Conny L. Kullman
Director General and CEO

Title:

INTELSAT U.K., LTD.

By:

Printed Name:	Andrew Stimson
Director, Global Sales M

Title:

TELEGLOBE INC.

By:

Printed Name:	Michael T. Boychuk

Title:	Executive Vice President, Finance &
Chief Financial Officer

By:

Printed Name:	Michael Lalande

Title:	Assistant Corporate Secretary